Exhibit 10.16 TechSphere Letter Agreement – Extension of Territory and Agreement Revision

The Dependable Biometrics

TechSphere Co., Ltd.

980-54 Keumyoung Bd. 4F. Bangbae, Seocho, Seoul, Korea   Tel: +82-2-523-4715   Fax: +82-2-523-4765

To: the Board of Directors, Identica Holdings Corporation,

Re: Extension of Territory and Agreement Revision

Date: September 15, 2007

Dear Board of Directors:

This correspondence is intended to confirm that Techsphere Co., Ltd. (“Techsphere”) and Identica Holdings Corporation (“Identica”) are in the final stages of amending the exiting Distributorship Agreement in two significant aspects:

1.

Extending Identica’s existing distribution territory of Canada, the United States of America, Mexico and the Caribbean basin to include Central, South America, all of Europe, Israel and Russian Federation; and

2.

Determining and agreeing upon a series of structured payments by Identica to Techsphere during the five year period from 2008 through 2012, and renewable thereafter in perpetuity in five year increments. We have conceptually agreed that the purpose of the structured payments is to eliminate the quotas as referred to in the existing Distributorship Agreement, and replacing them with a scheduled revenue stream allowing Identica greater flexibility in expanding its presence in the extended marketing area and thereby eliminating any possibility of a missed sales quota impacting the marketing relationship between the parties.

I am pleased to advise that we have reached complete agreement on the territorial expansion as hereinabove indicated and have conceptually agreed upon a minimum quantity payment concept.

The purpose of this writing is to advise all interested participants that they may rely upon Identica’s increased territorial representations as our new Agreement regardless of the ongoing negotiations as to the quota elimination portion of the Agreement.

Respectfully

Techsphere Co., Ltd.

Alex Choi, CEO & President